Exhibit 99.1

Kaman Corporation
Bloomfield, CT
(860) 243-7100

KAMAN REPORTS 2011 SECOND QUARTER RESULTS

Second Quarter 2011 Highlights:

•Diluted EPS more than doubles to $0.50 versus year-ago $0.23
•Net Sales increase 21.4% to $385 million on strong growth in both segments
•Aerospace sales up 37.3%, Industrial Distribution sales up 13.5% to a record $239.3 million

•	Industrial Distribution operating margin rises to 5.1%

BLOOMFIELD, Connecticut (August 4, 2011) - Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the second quarter ended July 1, 2011.

Table 1. Summary of Financial Results
In thousands except per share amounts - Unaudited	For the Three Months Ended
	July 1, 2011	July 2, 2010	$ Change
Net sales:
Industrial Distribution	$239,307	$210,924	$28,383
Aerospace	145,779	106,163	39,616
Net sales	$385,086	$317,087	$67,999

Operating income:
Industrial Distribution	$12,253	$7,713	$4,540
Aerospace	21,881	12,114	9,767
Net gain (loss) on sale of assets	(34)	(56)	22
Corporate expense	(10,998)	(8,581)	(2,417)
Operating income	$23,102	$11,190	$11,912

Diluted earnings per share	$0.50	$0.23	$0.27

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "We are very pleased with our second quarter results, which reflect continuing sales growth and improved profitability, in each of our businesses. In Industrial Distribution, we again achieved record sales and as a result of the higher volume and our focus on profitability improvement delivered higher margin performance. In Aerospace, we saw strong top line performance across programs and generated solid profitability. Our backlog continues to be healthy ending the quarter at $536 million, up 16% from $461 million a year ago. Our strong second quarter performance gives us continued confidence in our outlook for the full year as well as in our long-term competitive and strategic position."

Segment reports follow:

Industrial Distribution segment sales increased 13.5% in the 2011 second quarter to $239.3 million compared to $210.9 million a year ago. Acquisitions contributed $10.3 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). On a sales per sales day* basis, organic sales were up 8.6% over last year's second quarter (see Table 2 for additional details regarding the Company's sales per sales day performance). Segment operating income for the second quarter of 2011 was $12.3 million, a 58.9% increase from operating income of $7.7 million in the second quarter of 2010. The operating profit margin for the second quarter of 2011 was 5.1% and was the ninth consecutive quarter of sequential operating profit improvement. In comparison, the operating profit margin was 4.9% in the first quarter of 2011 and 3.7% in the second quarter of 2010.

Industrial Distribution segment sales for the second quarter of 2011 reflect strong markets conditions and growth from acquisitions made in 2010. Market strength was broad based across most geographies, customers and end markets . The operating margin was higher on both a year-over-year and sequential basis as a result of the higher sales volume, improved gross margin, contributions from acquisitions, and benefits from our productivity improvements including an organizational realignment and IT investments.

Aerospace segment sales were $145.8 million, an increase of 37.3% from sales of $106.2 million in the second quarter of 2010. Operating income for the second quarter of 2011 was $21.9 million, compared to operating income of $12.1 million in the 2010 second quarter. The operating margin in this year's second quarter was 15.0% as compared to 11.4% in the comparable period in the prior year. Global Aerosystems, acquired late last year, contributed $7.7 million in sales during the second quarter of 2011. Organic sales in the quarter were up 30.0% over the prior year period. In addition to the contribution from the acquisition, Aerospace sales and profits were higher over the prior year due to increased shipments under the Company's Joint Programmable Fuze program, higher revenue under the Company's unmanned K-MAX® program, and increased sales from bearing product lines.

Outlook

The Company's updated expectations for 2011 are as follows:

•	Aerospace segment sales of $550 million to $565 million

•	Aerospace operating margins of 15.2% to 15.5%

•	Industrial Distribution sales of $930 million to $960 million

•	Industrial Distribution segment operating margins of 4.7% to 4.9%

•	Interest expense of approximately $12.5 million

•	Corporate expenses of approximately $43.0 million to $44.0 million for the year

Aerospace expectations exclude the sale of SH-2G(I) aircraft. The outlook for corporate expenses excludes the non-recurring benefit of $2.4 million recognized in the first quarter of 2011 resulting from the death of a former executive.

Chief Financial Officer, William C. Denninger, commented, "As we look ahead, our solid first half performance provides us with confidence in our ability to achieve our previously stated full year outlook ranges for sales in both of our businesses. Our Industrial Distribution business is performing well, despite a tough competitive environment and rising costs. Based on this performance we have increased our outlook for profitability in the segment. Our revised expectations for operating margin as a percentage of sales are 4.7% to 4.9%. This is up significantly over the 3.6% and 2.0% we achieved for the full years 2010 and 2009, respectively. Similarly, our Aerospace business is delivering good results. We have experienced some shifting of revenues within the year, such as unmanned K-MAX, resulting in a stronger first half than expected, and while we have encountered some program pushouts, such as A-10, other programs have demonstrated stronger than expected demand, such as BLACK HAWK. All factors considered we are maintaining our full year sales and profit outlook for Aerospace. In addition to our expectations for the full year, we have made good progress against our strategic plan and believe that we are well positioned to drive long-term growth and value to our shareholders."

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter's results and various company programs.

A conference call has been scheduled for tomorrow, August 5, 2011 at 8:30 AM EDT. Listeners may access the call live over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Non-GAAP Measure Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses sales per sales day as a measurement to compare periods in which the number of sales days differ.  The following table illustrates the calculation of sales per sales day using “Net sales: Industrial Distribution” from the “Segment Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on August 4, 2011. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition.

Table 2. Industrial Distribution - Organic Sales Per Day (in thousands, except days)
	For the three months ended
	July 1, 2011	July 2, 2010
Net sales	$239,307	$210,924
Acquisition related sales	10,331	—
Organic sales	$228,976	$210,924
Sales days	64	64
Organic sales per sales day	$3,578	$3,296

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the cash flow statement included in this release.

Table 3. Free Cash Flow (in thousands)
	For the Six Months Ended	For the Three Months Ended	For the Three Months Ended
	July 1, 2011	April 1, 2011	July 1, 2011
Net cash provided by (used in) operating activities	$6,146	$(13,961)	$20,107
Expenditures for property, plant & equipment	$(12,530)	$(7,218)	$(5,312)
Free Cash Flow	$(6,384)	$(21,179)	$14,795

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the balance sheets included in this release.

Table 4. Debt to Capitalization (in thousands)
	July 1, 2011	December 31, 2010
Notes payable	$2,412	$2,980
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	135,158	140,443
Debt	142,570	148,423
Total shareholders' equity	397,041	362,670
Capitalization	$539,611	$511,093
Debt to capitalization	26.4%	29.0%

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets. The Company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the Company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. The Company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America. Kaman offers more than 3.5 million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry. Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

Forward-Looking Statements
This release contains forward-looking information relating to the Company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the Company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) satisfactory conclusion to government inquiries or investigations regarding government programs; 5) domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; 6) risks associated with successful implementation and ramp up of significant new programs; 7) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 8) management's success in increasing the volume of profitable work at the Wichita facility; 9) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 10) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 11) satisfactory resolution of (i) the Company’s litigation relating to the FMU-143 program and (ii) the Wichita subpoena matter; 12) continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; 13) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 14) profitable integration of acquired businesses into the Company's operations; 15) changes in supplier sales or vendor incentive policies; 16) the effects of price increases or decreases; 17) the effects of pension regulations, pension plan assumptions and future contributions; 18) future levels of indebtedness and capital expenditures; 19) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 20) the effects of currency exchange rates and foreign competition on future operations; 21) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 22) future repurchases and/or issuances of common stock; and 23) other risks and uncertainties set forth in the Company's annual, quarterly and current reports, proxy statements and other filings with the SEC. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

Summary of Segment Information

Table 5. Summary of Segment Information (in thousands, unaudited)
	For the three months ended		For the six months ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Net sales:
Industrial Distribution	$239,307	$210,924	$478,177	$390,183
Aerospace	145,779	106,163	284,732	203,676
Net sales	$385,086	$317,087	$762,909	$593,859

Operating income:
Industrial Distribution	$12,253	$7,713	$23,984	$12,525
Aerospace	21,881	12,114	42,821	21,747
Net gain (loss) on sale of assets	(34)	(56)	(36)	520
Corporate expense	(10,998)	(8,581)	(20,085)	(19,109)
Operating income	$23,102	$11,190	$46,684	$15,683

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Net sales	$385,086	$317,087	$762,909	$593,859
Cost of sales	278,917	233,827	552,462	437,844
Gross profit	106,169	83,260	210,447	156,015
Selling, general and administrative expenses	83,033	72,014	163,727	140,852
Net (gain)/loss on sale of assets	34	56	36	(520)
Operating income	23,102	11,190	46,684	15,683
Interest expense, net	2,821	2,337	5,891	4,391
Other (income) expense, net	(25)	(451)	(414)	(667)
Earnings before income taxes	20,306	9,304	41,207	11,959
Income tax expense	6,885	3,227	14,200	4,156
Net earnings	$13,421	$6,077	$27,007	$7,803

Net earnings per share:
Basic net earnings per share	$0.51	$0.23	$1.03	$0.30
Diluted net earnings per share	$0.50	$0.23	$1.02	$0.30
Average shares outstanding:

Basic	26,286	25,926	26,206	25,877
Diluted	26,673	26,093	26,514	26,055

Dividends declared per share	$0.14	$0.14	$0.28	$0.28

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	July 1, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$19,738	$32,232
Accounts receivable, net	186,812	173,620
Inventories	318,541	316,899
Deferred income taxes	25,308	26,357
Income tax receivable	2,562	2,420
Other current assets	22,759	33,425
Total current assets	575,720	584,953
Property, plant and equipment, net of accumulated depreciation of $136,644 and $130,685, respectively	95,190	89,719
Goodwill	117,626	114,818
Other intangibles assets, net	49,474	49,428
Deferred income taxes	29,670	33,740
Other assets	19,480	23,099
Total assets	$887,160	$895,757
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$2,412	$2,980
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	97,724	95,416
Accrued salaries and wages	27,940	31,730
Current portion of amount due to Commonwealth of Australia	6,825	24,399
Other accruals and payables	60,133	61,676
Income taxes payable	375	644
Total current liabilities	200,409	221,845
Long-term debt, excluding current portion	135,158	140,443
Deferred income taxes	7,570	7,556
Underfunded pension	91,868	98,624
Due to Commonwealth of Australia, excluding current portion	6,908	13,102
Other long-term liabilities	48,206	51,517
Commitments and contingencies	—	—
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	—	—
Common stock, 50,000,000 shares authorized, voting, 26,438,107 and 26,091,067 shares issued, respectively	26,438	26,091
Additional paid-in capital	106,033	97,903
Retained earnings	345,498	325,844
Accumulated other comprehensive income (loss)	(79,201)	(86,300)
Less 92,579 and 64,949 shares of common stock, respectively, held in treasury, at cost	(1,727)	(868)
Total shareholders’ equity	397,041	362,670
Total liabilities and shareholders’ equity	$887,160	$895,757

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows
(In thousands, unaudited)

	For the Six Months Ended
	July 1, 2011	July 2, 2010
Cash flows from operating activities:
Net earnings	$27,007	$7,803
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities
Depreciation and amortization	10,805	9,457
Change in allowance for doubtful accounts	(300)	(93)
Accretion of convertible notes discount	815	—
Net (gain) loss on sale of assets	36	(520)
(Gain) on amount due to Commonwealth of Australia, net of gain (loss) on derivative instruments	177	(487)
Stock compensation expense	4,655	2,654
Excess tax (benefit) from share-based compensation arrangements	(737)	(179)
Deferred income taxes	3,481	(2,364)
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable	(11,302)	(14,867)
Inventories	(430)	(10,470)
Income tax receivable	(142)	(2,417)
Other current assets	13,265	2,226
Accounts payable - trade	(4,615)	7,918
Accrued contract losses	255	1,719
Advances on contracts	4,446	8,238
Accrued expenses and payables	(30,652)	4,277
Income taxes payable	(301)	(4,912)
Pension liabilities	(6,430)	6,675
Other long-term liabilities	(3,887)	(1,149)
Net cash provided by (used in) operating activities	6,146	13,509

Cash flows from investing activities:
Proceeds from sale of assets	232	1,075
Expenditures for property, plant & equipment	(12,530)	(8,124)
Acquisition of businesses including earn out adjustments, net of cash received	(2,015)	(50,637)
Other, net	312	963
Cash provided by (used in) investing activities	(14,001)	(56,723)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	(3,803)	41,266
Debt repayment	(2,500)	(2,500)
Net change in book overdraft	5,940	1,288
Proceeds from exercise of employee stock options and employee purchases of stock	4,001	1,599
Dividends paid	(7,520)	(7,444)
Debt issuance costs	(715)	(43)
Windfall tax benefit	737	179
Other	(1,311)	(211)
Cash provided by (used in) financing activities	(5,171)	34,134

Net increase (decrease) in cash and cash equivalents	(13,026)	(9,080)
Effect of exchange rate changes on cash and cash equivalents	532	(1,791)
Cash and cash equivalents at beginning of period	32,232	18,007
Cash and cash equivalents at end of period	$19,738	$7,136